EXHIBIT 10.1

Thomas J. Wilson Chairman, President and Chief Executive Officer The Allstate Corporation

August 15, 2008

Mr. Don Civgin

555 Somerset Lane

Northfield, Illinois 60093

Dear Don:

We’re excited about the prospect of you joining the Allstate team. The purpose of this letter is to officially extend you an offer to join Allstate as Vice President and Chief Financial Officer of The Allstate Corporation and Senior Vice President and Chief Financial Officer of Allstate Insurance Company and the other Allstate operating subsidiaries, reporting to me. We’re pleased to offer you an excellent compensation and benefits package, the most important elements of which are outlined below.

Compensation

Our offer includes a total compensation package with target annual compensation of $2,805,000. The compensation package is comprised of an annual salary, annual cash bonus, and a long-term incentive component that is comprised of equity and cash.

Your annual base compensation will be $550,000 ($45,833 monthly) and will be paid bi-weekly.  Subsequent increases in base salary will be evaluated starting at the same time as for other senior executives in 2009 and will be dependent on your performance and approval of the Compensation and Succession Committee and the Board.

Annual Cash Incentive Compensation

In our Annual Incentive Program, you will be eligible for an annual cash incentive award targeted at 80% of your base salary. Individual incentive awards are designed to reward results for corporate and personal performance.  Your first opportunity to receive an award will be in March of 2009 for the current fiscal year. This first annual bonus award will include a guaranteed payment of not less than the target award amount, prorated based on your hire date.

Long-Term Incentive Compensation Opportunity

The long-term incentive compensation opportunity is targeted at 330% of your base salary, commencing with the next grants of annual awards to senior executives (anticipated to be awarded in February 2009). Long-term incentive compensation includes both cash and equity components.

The cash portion is paid annually and targeted at 80% of base salary, depending on company performance.  If you terminate with the company due to retirement, long-term incentive payments, pro-rated for your period of employment, will be paid through all eligible cycles.  For other terminations, long-term incentive payments will cease.

Additionally, subject to the terms and conditions of The Allstate Corporation Amended and Restated 2001 Equity Incentive Plan, you will be eligible for long-term incentive awards in the form of stock options and restricted stock units, targeted at 250% of your base salary. Using a valuation formula, options are

Don Civgin Offer Letter

August 15, 2008

Confidential

generally awarded annually at the fair market value of the common stock on the date of grant with the approval of the Allstate Board of Directors.  The options generally have a ten-year duration and vest in equal installments on the first four grant anniversary dates.  The restricted stock units, which are based on market value at the time of grant, generally convert in one installment four years from grant date and pay a regular quarterly dividend equivalent in cash.  Upon approval of the grant, management is provided with the opportunity to apply discretion to the award formula.

Initial Award — Cash and Equity

In connection with your hire, a substantial equity package of cash and equity will be granted to you. The package includes $100,000 in cash, an option for 65,000 shares and 6,300 restricted stock units. The option has a ten-year term and will vest in four equal installments on the first four grant anniversary dates. The exercise price will be the fair market value on the date of grant. The restricted stock units are based on market value at the time of grant and pay a regular quarterly dividend equivalent in cash. They will convert into common stock in two installments, with 2,000 RSUs converting two years from grant date and the remaining 4,300 converting four years from grant date.

In addition, you will be eligible for a prorated award (approximately 24/36ths based on the assumed 9/2/08 start date) for the 2008-2010 long-term cash performance cycle.  Consequently, your first payment would be in March 2011, depending on the attainment of performance goals.

Vacation and Holidays

Allstate provides a Paid Time Off (PTO) bank to employees.  You will be eligible for 30 days of PTO on an annual basis.  The PTO bank can be used for vacation, personal matters, family illness and illness not covered by the short term disability (STD) plan and is intended to provide you with additional flexibility in planning your professional and personal life. In addition to PTO days, you will receive Company holidays and miscellaneous time off for events such as a funeral, jury duty, and emergencies.  For 2008, your PTO bank will be pro-rated based on date of hire.

Employee Benefits

You will have the opportunity to participate, subject to the express terms and conditions of the respective plans, in a comprehensive package of benefit plans. The following are offered in the Allstate cafeteria plan: Medical, Dental, Vision, Employee Life Insurance, Dependent Life Insurance, Accidental Death and Dismemberment (AD&D) Insurance, Long Term Disability (LTD) Insurance, Health Care Flexible Spending Account, Dependent Care Flexible Spending Account, Buying PTO Days, and a Group Legal Plan.

As a senior management team officer, you will be entitled to a monthly car allowance of $1,130.

Additionally, other perquisites you are entitled to will include personal tax preparation services provided by Topel Forman, financial planning services of up to $10,000 annually from the firm of your choice, executive physicals through the Allstate Executive Health Management program, and a competitive and comprehensive Change of Control Agreement in the form previously tendered to you.

A complete benefits package will be sent to you for your review, additionally, you can visit our career website at www.allstate.jobs.  All of our compensation and benefit programs are subject to future modifications as appropriate to help us continue to be competitive in the marketplace.

You will also have the opportunity to participate in the Allstate Retirement Plan and The Savings and Profit Sharing Fund of Allstate Employees (Profit Sharing Fund), and applicable supplemental retirement plans for senior executives (as if hired in 2008) subject to the Plans’ terms and conditions.  The Allstate

Don Civgin Offer Letter

August 15, 2008

Confidential

Retirement Plan is a pension plan that is funded by Allstate and provides benefits at your retirement based on compensation and years of service with Allstate under a cash balance formula. The Profit Sharing Fund allows eligible employees to make pre- and after-tax deposits to their Profit Sharing Fund accounts.  Participants may be eligible for a Company contribution on pre-tax deposits of up to 5% of eligible compensation.  The minimum amount the Company will contribute annually is 50 cents for each dollar of eligible pre-tax deposits and the maximum is $1.00 for those participants eligible to receive a management bonus.  All Company contributions are made in the form of Allstate stock.

Don, we know you will make a critical contribution to Allstate and enjoy a challenging and rewarding career in the process. We want you to be a part of our success and share in the rewards.

We are delighted to extend this offer to you, and we look forward to a favorable reply. To confirm your acceptance of this offer of employment with Allstate, please sign and date this letter and return it to Amber Kennelly of Allstate’s Executive Talent Acquisition team via e-mail or fax at (847) 326-7639.

Sincerely,

ACCEPTED AND AGREED:

Name:	Don Civgin

Signature:	/s/ Don Civgin

Date:	August 18, 2008

cc:  Bob Simon